Exhibit 99.1

For more information, please contact:
    Bill Davis, Perficient, Inc., (314) 529-3555

For Immediate Release

PERFICIENT ACQUIRES COREMATRIX
Acquisition expands salesforce.com partnership;
Enhances overall cloud computing expertise to address growing client demand

SAINT LOUIS (October 14, 2013) – Perficient, Inc. (NASDAQ: PRFT), a leading information technology consulting firm serving Global 2000 and other large enterprise customers throughout North America, today announced it has acquired CoreMatrix Systems LLC ("CoreMatrix"), a $15 million annual services revenue consulting firm specializing in salesforce.com cloud computing services and solutions.

Perficient's current annualized revenues are now approaching $400 million, and the transaction is expected to be accretive to adjusted earnings per share immediately.

"We're excited to add to our cloud computing expertise with another acquisition of a quickly-growing salesforce.com consulting firm," said Jeffrey Davis, Perficient's chief executive officer and president. "CoreMatrix's strong East Coast presence complements our acquisition earlier this year of West Coast-based, salesforce.com-focused Clear Task. We now have the comprehensive capacity to sell and deliver Salesforce solutions across the entire United States. Furthermore, we're excited to add another high-growth and well-run firm with excellent operating metrics to Perficient."

"Cloud computing has emerged as a key enabler for business efficiency and agility. There is a growing demand from enterprises to move their operations to the cloud to reduce costs, empower business innovation, and create responsive and social organizations," said Kathy Henely, Perficient's chief operating officer. "Perficient's current cloud expertise includes offerings from many of the world's leading cloud computing providers – IBM, Microsoft, Oracle and salesforce.com. With the addition of CoreMatrix, Perficient has further enhanced its salesforce.com partnership, helping clients effectively address market changes through customized Service Cloud, Sales Cloud and Force.com offerings."

The acquisition of CoreMatrix:

•	Deepens Perficient's cloud computing offerings, social strategy and execution services, and customer relationship management (CRM) user adoption and change management services;
•	Adds nearly 75 consulting, technology, sales and support professionals; and

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Adds client relationships with enterprise customers including American Express, AVON, Bank of America, Blue Cross Blue Shield, Bridgestone, Computer Associates, Dell, GE, GTECH, Norwegian Cruise Line, PGA Tour, PharmaNet, RockTenn, State Farm, Transocean, Vertex and many more.

CoreMatrix Managing Members Frank McMahon and Paul Nix join Perficient in key leadership roles.

"Perficient is well known for its expertise across many technology platforms and is already perceived as one of the leading cloud consulting and systems integration consulting firms in the country," said McMahon. "Joining the Perficient team accelerates our collective opportunities for further growth and success."

The closing consideration paid in the transaction is approximately $21.5 million and includes $18.5 million in cash and approximately $3 million worth of Perficient common stock. Additional consideration of up to $10 million is subject to certain financial achievements and working capital provisions.

Randy Grigg, managing partner of Ridgecrest Advisors, advised Perficient on the transaction in his capacity as a registered investment banking agent of M&A Securities Group, Inc.

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About Perficient
Perficient is a leading information technology consulting firm serving Global 2000 and enterprise customers throughout North America. Perficient's professionals serve clients from a network of offices across North America and three offshore locations, in Eastern Europe, India, and China. Perficient helps clients use Internet-based technologies to improve productivity and competitiveness, strengthen relationships with customers, suppliers and partners, and reduce information technology costs. Perficient, traded on the Nasdaq Global Select Market, is a member of the Russell 2000® index and the S&P SmallCap 600 index. Perficient is an award-winning "Premier Level" IBM business partner, a Microsoft National Systems Integrator and Gold Certified Partner, an Oracle Platinum Partner, a Gold salesforce.com Cloud Alliance Partner, a TeamTIBCO partner, and an EMC Select Services Team Partner. For more information, please visit www.perficient.com.

About CoreMatrix
 CoreMatrix is a leading provider of cloud computing consulting, systems integration, social strategy development, custom application development and managed services for mid-sized to Fortune 500 companies. With experience gained from over 1,800 cloud computing engagements, CoreMatrix is dedicated to helping customers achieve their objectives and obtain the greatest value from their investments.

Safe Harbor Statement
Some of the statements contained in this news release that are not purely historical statements discuss future expectations or state other forward-looking information related to financial results and business outlook for 2013.  Those statements are subject to known and unknown risks, uncertainties, and other factors that could cause the actual results to differ materially from those contemplated by the statements.  The "forward-looking" information is based on management's current intent, belief, expectations, estimates, and projections regarding our company and our industry.  You should be aware that those statements only reflect our predictions.  Actual events or results may differ substantially.  Important factors that could cause our actual results to be materially different from the forward-looking statements include (but are not limited to) those disclosed under the heading "Risk Factors" in our annual report on Form 10-K for the year ended December 31, 2012 and the following:
(1)	the possibility that our actual results do not meet the projections and guidance contained in this news release;
(2)	the impact of the general economy and economic uncertainty on our business;
(3)	risks associated with the operation of our business generally, including:
1.	client demand for our services and solutions;
2.	maintaining a balance of our supply of skills and resources with client demand;
3.	effectively competing in a highly competitive market;
4.	protecting our clients' and our data and information;
5.	risks from international operations;
6.	obtaining favorable pricing to reflect services provided;
7.	adapting to changes in technologies and offerings; and
8.	risk of loss of one or more significant software vendors;
(4)	legal liabilities, including intellectual property protection and infringement;
(5)	risks associated with managing growth through acquisitions and organically; and
(6)	the risks detailed from time to time in our filings with the Securities and Exchange Commission.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements.  This cautionary statement is provided pursuant to Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  The forward-looking statements in this release are made only as of the date hereof and we undertake no obligation to update publicly any forward-looking statement for any reason, even if new information becomes available or other events occur in the future.